EXHIBIT (a)(8)

OFFER TO PURCHASE FOR CASH

All Outstanding Shares of Common Stock of
Superior Consultant Holdings Corporation
at $8.50 Net per Share
by
ACS Merger Corp.
a Wholly Owned Subsidiary of
Affiliated Computer Services, Inc.

       THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JANUARY 24, 2005, UNLESS THE OFFER IS EXTENDED.

December 23, 2004

To Our Clients:

      Enclosed for your consideration is an Offer to Purchase, dated December 23, 2004 (the “Offer to Purchase”), and the Letter of Transmittal (which, together with amendments or supplements thereto, collectively constitute the “Offer”) relating to the Offer by ACS Merger Corp., a Delaware corporation (the “Purchaser”) and a wholly owned subsidiary of Affiliated Computer Services, Inc., a Delaware corporation (“ACS”), to purchase all of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Superior Consultant Holdings Corporation, a Delaware corporation (“Superior”), at a price of $8.50 per share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer. Also enclosed for your consideration is a letter to the stockholders of Superior from the Chief Executive Officer of Superior, accompanied by Superior’s Solicitation/ Recommendation Statement on Schedule 14D-9.

      We (or our nominees) are the holder of record of Shares held by us for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used to tender Shares held by us for your account.

      We request instructions as to whether you wish to tender any or all of the Shares held by us for your account pursuant to the terms and conditions set forth in the Offer.

      Your attention is directed to the following:

1. The offer price for the Offer is $8.50 per Share, net to the seller in cash (without interest thereon) (the “Offer Price”), upon the terms of and subject to the conditions to the Offer.

2. The Offer is being made for all outstanding Shares.

3. The Offer is conditioned upon, among other things, there being validly tendered in accordance with the terms of the Offer and not withdrawn prior to the Expiration Date (as defined below) of the Offer Shares that, together with any shares of Superior common stock then owned by ACS or any wholly owned subsidiary of ACS (including the Purchaser), represent at least a majority of the “Fully Diluted Number of Shares,” which is defined in the Merger Agreement as the sum of (i) all then-outstanding shares of Superior common stock, plus (ii) the number of shares of Superior common stock issuable upon the exercise of any outstanding option, warrant or other right to acquire capital stock of Superior, or upon the conversion of any security convertible into capital stock of Superior outstanding immediately prior to the acceptance of shares in the Offer; provided, that for purposes of clause (ii), that portion of any option, warrant or other right that is not vested or exercisable immediately prior to the acceptance of shares of Superior common stock in the Offer will not be deemed to be outstanding. (The foregoing condition is referred to as the “Minimum Condition” in the Offer to Purchase). Certain of Superior’s directors and officers have entered into Tender and Voting Agreements with ACS and the Purchaser pursuant to which they have agreed, in their respective capacities as stockholders of Superior, to tender all of their shares of Superior common stock, as well as any additional shares of Superior common stock which they may acquire, to the Purchaser in the Offer. The parties to these Tender and Voting Agreements have also agreed to vote all of their shares of Superior common stock in favor of the Merger, the execution and delivery by Superior of the Merger Agreement and the adoption and approval of the Merger Agreement. The Offer is subject to certain other conditions contained in Sections 1 and 13 of the Offer to Purchase.

4. The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of December 17, 2004 (the “Merger Agreement”), by and among ACS, the Purchaser and Superior pursuant to which, following the purchase of shares of Superior common stock in the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into Superior (the “Merger”), with Superior surviving the Merger as a wholly owned subsidiary of ACS. As a result of the Merger, each outstanding Share (other than Shares owned by ACS, the Purchaser, Superior or any wholly owned subsidiary of ACS or Superior, or by any stockholder of Superior who is entitled to and properly exercises appraisal rights under Delaware law) will be converted into the right to receive the price per Share paid in the Offer in cash, without interest thereon.

5. Superior’s board of directors has, at a meeting held on December 16, 2004, by the unanimous vote of all directors of Superior, (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interests of Superior and its stockholders; (ii) approved and adopted the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, in accordance with the requirements of the DGCL; (iii) declared that the Merger Agreement is advisable; (iv) resolved to recommend that Superior’s stockholders accept the Offer and tender their shares of Superior common stock pursuant to the Offer and, to the extent necessary under applicable law to accomplish the Merger, adopt the Merger Agreement; (v) resolved to elect, to the extent permitted by applicable law, not to be subject to any takeover laws and regulations of any jurisdiction that may purport to be applicable to the Merger Agreement or the Tender and Voting Agreement; and (vi) irrevocably taken all necessary steps to render Section 203 of the DGCL and any other applicable state takeover laws inapplicable to the Merger, ACS, the Purchaser, the acquisition of shares of Superior common stock pursuant to the Offer and the transactions contemplated by the Tender and Voting Agreement. Accordingly, Superior’s board of directors unanimously recommends that the stockholders of Superior accept the Offer and tender their shares of Superior common stock to the Purchaser in the Offer and, if required, vote to adopt the Merger Agreement.

6. The Offer expires at 12:00 midnight, New York City time, on January 24, 2005 (the “Expiration Date”), unless the Offer is extended by the Purchaser, in which event the term Expiration Date will mean the latest time at which the Offer, as so extended by the Purchaser, will expire.

7. Any stock transfer taxes applicable to a sale of Shares to the Purchaser will be borne by the Purchaser, except as otherwise set forth in Instruction 6 of the Letter of Transmittal.

8. Tendering stockholders will not be obligated to pay brokerage fees or commissions to the Depositary or the Information Agent, or except as set forth in Instruction 6 of the Letter of Transmittal for the Offer, transfer taxes on the purchase of Shares by the Purchaser in the Offer. However, federal income tax backup withholding at a rate of 28% may be required, unless the required taxpayer identification information is provided or an exemption is available. See the Letter of Transmittal for the Offer for more information.

      Your instructions to us should be forwarded promptly to permit us to submit a tender on your behalf prior to the Expiration Date of the Offer.

      If you wish to have us tender any or all of the Shares held by us for your account, please so instruct us by completing, executing and returning to us the instruction form. An envelope to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the detachable part hereof. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the Expiration Date of the Offer.

      On the terms of and subject to the conditions to the Offer, promptly after the Expiration Date of the Offer, the Purchaser will accept for payment, and pay for, all Shares validly tendered to the Purchaser in the Offer and not withdrawn prior to the Expiration Date of the Offer. To validly tender Shares in the Offer (i) the certificate(s) representing the tendered Shares, together with the Letter of Transmittal (or a facsimile copy of it), properly completed and duly executed, together with any required signature guarantees and any other required documents, must be received by the Depositary for the Offer prior to the Expiration Date of the Offer; (ii) in the case of a tender effected pursuant to the book-entry transfer procedures described in the Offer to Purchase (a) either the Letter of Transmittal (or a facsimile copy of it), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message described in the Offer to Purchase, and any other required documents, must be received by the Depositary for the Offer prior to the Expiration Date of the Offer and (b) the Shares to be tendered must be delivered pursuant to the book-entry transfer procedures described in the Offer to Purchase and a Book-Entry Confirmation described in the Offer to Purchase must be received by the Depositary for the Offer prior to the Expiration Date of the Offer; or (iii) the tendering stockholder must comply with the guaranteed delivery procedures described in the Offer to Purchase prior to the Expiration Date of the Offer.

      Under no circumstances will interest be paid on the purchase price of the Shares to be paid by the Purchaser, regardless of any extension of the Offer or any delay in making such payment.

      The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by the Purchaser.

INSTRUCTIONS WITH RESPECT TO THE OFFER TO PURCHASE

FOR CASH ALL OUTSTANDING SHARES OF COMMON STOCK
OF SUPERIOR CONSULTANT HOLDINGS CORPORATION

      The undersigned acknowledge(s) receipt of your letter, the Offer to Purchase of ACS Merger Corp., dated December 23, 2004 (the “Offer to Purchase”), and the Letter of Transmittal relating to shares of common stock, par value $0.01 per share (the “Shares”), of Superior Consultant Holdings Corporation, a Delaware corporation.

      This will instruct you to tender the number of Shares indicated below (or, if no number is indicated below, all shares) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and Letter of Transmittal.

      Number of Shares to be Tendered(1):                     Shares

SIGN HERE

Signature(s)

Please Type or Print Name(s)

Please Type or Print Address(es)

Area Code and Telephone Number

Taxpayer Identification or Social Security No.

Dated:                     , 200

(1)	Unless otherwise indicated, it will be assumed that all your Shares are to be tendered.